Exhibit 10.11

AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 12th day of March 2010, by and between Silicon Valley Bank (“Bank”) and iWatt Inc., a California corporation (“Parent” and a “Borrower”) and IKOR Acquisition Corporation, a Delaware corporation (“IKOR” and a “Borrower” and together with Parent, jointly and severally, the “Borrower”) whose address is 101 Albright Way, Suite D, Los Gatos, California 95032.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of November 25, 2008 (as the same has been and may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower intends to consummate an acquisition of IKOR by Integrated Device Technology Inc. (“IDT”) (the “IKOR Acquisition”) as contemplated by a Letter of Intent, dated as of February 17, 2010, between IDT and Borrower (the “IKOR Letter of Intent”), a copy of which has been provided to Bank.

D. Borrower has requested that Bank (i) consent to Borrower’s consummation of the IKOR Acquisition and (ii) amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Consent and Amendments to Loan Agreement.

2.1 Consent to IKOR Acquisition. Subject to the terms of Section 6 below, Bank hereby consents to the IKOR Acquisition and acknowledges that the entrance by the Borrower into the IKOR Acquisition does not constitute a Default or Event of Default under the Loan Agreement. It is understood by Borrower and Bank, however, that the foregoing consent does not constitute a consent or waiver under the Loan Agreement or the other Loan Documents in respect of any matter or set of circumstances other than the IKOR Acquisition, nor an agreement to provide any consent or waiver in the future under the Loan Agreement or other Loan Documents in respect of any matter or set of circumstances other than with respect to the IKOR Acquisition.

2.2 Limited Release of Security Interest. Bank agrees that upon the consummation of the IKOR Acquisition, Bank’s security interest in the Collateral of IKOR being sold pursuant to the purchase or sale agreement contemplated by the IKOR Letter of Intent shall automatically terminate, and Bank will, at Borrower’s sole cost and expense, release its Liens in such Collateral of IKOR and execute or deliver to Borrower any additional documents or instruments as Borrower shall reasonably request to evidence such termination; provided, however, that all rights, title and interest of Borrower in, to, and under such purchase or sale agreement (including, without limitation, the proceeds of the IKOR Acquisition) constitute Collateral in all respects and Bank’s Liens in such Collateral are not being released or terminated.

2.3 Addition of Term Loan II. A. new Section 2.1.7 is hereby added to the Loan Agreement and shall read as follows:

2.1.7 Term Loan II.

(a) Availability. Bank shall make a term loan available to Borrower in an amount up to the Term Loan II Amount subject to the satisfaction of the terms and conditions of the Loan Agreement to be disbursed as follows:

(i) Tranche A: $1,000,000 on the date this Amendment becomes effective; and

(ii) Tranche B: $500,000 upon Bank’s receipt of written confirmation, acceptable to Bank in its sole discretion, from Borrower’s Chief Executive Officer or a member of Borrower’s board of directors that the IKOR. Acquisition of IKOR by Integrated Device Technology Inc (“IDT’’) (the “IKOR Acquisition”) is progressing according to the terms and timelines set forth in the Letter of Intent between IDT and Borrower regarding the IKOR Acquisition.

(b) Repayment. From the date this Amendment becomes effective through the Term Loan II Maturity Date, interest only shall be payable monthly on any and all Obligations pertaining to Term Loan II outstanding from time to time. On the earlier to occur of (i) the Term Loan II Maturity Date or (ii) the termination of Term Loan II, Borrower shall pay to Bank all outstanding principal of Term Loan II, all accrued and unpaid interest under Term Loan II and all other amounts due on such date with respect to Term Loan II. Once a portion of Term Loan II has been repaid, it cannot be reborrowed.

2.4 Modified Interest Provision. The following subclause (iii) is hereby added to Section 2.3(a) of the Loan Agreement and shall read as follows:

(iii) Term Loan II. Subject to Section 2.3(b), the principal amount outstanding under Term Loan II shall accrue interest at a fixed per annum rate equal to nine percent (9.0%), which interest shall be payable monthly.

2.5 Modified Minimum Revenue Financial Covenant. The Minimum Revenue Financial Covenant set forth in Section 6.9(b) of the Loan Agreement is amended, in its entirety and replaced with the following:

(b) Minimum Revenue. As of the last day of each quarter set forth below, revenue as of the end of such quarter of not less than the following amounts, of which the “Consolidated” amounts shall apply at all times prior to the consummation of the IKOR Acquisition and the “Parent only” amounts shall apply at all times from and after the consummation of the IKOR Acquisition:

For the fiscal quarter ending March 31, 2010:

Consolidated:	$5,453,000; and

Parent only:	$3,906,000; and

For the fiscal quarter ending June 30, 2010:

Consolidated:	$6,922,000; and

Parent only:	$5,246,000; and

For the fiscal quarter ending September 30, 2010:

Consolidated:	$7,704,000; and

Parent only:	$5,600,000; and

For the fiscal quarter ending December 31, 2010:

Consolidated:	$9,675,000; and

Parent only:	$6,750,000; and

For each fiscal quarter ending thereafter, revenues equal to at least 75% of Parent’s Board approved projections as submitted to, and approved by, Bank.

2.6 Addition of Term Loan II Definitions. The following definitions are hereby added, in alphabetical order, to Section 13.1 of the Loan Agreement and shall read as follows:

“Term Loan II” is a loan made by Bank pursuant to the terms of Section 2.1.7 hereof.

“Term Loan II Amount” is an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000).

“Term Loan II Maturity Date” is the earliest to occur of the following:

(i)	The closing of the IKOR Acquisition;

(ii)	The closing of a round of equity financing by Borrower pursuant to which Borrower receives proceeds from the sale of Borrower’s equity securities;

(iii)	The date that is ninety (90) days from the date this Amendment becomes effective; or

(iv)	May 31, 2010.

2.7 Modified Definition of Term Loan Reserve. The definition of Term Loan Reserve set forth in Section 3.9 of that certain Amendment to Loan and Security Agreement dated September 28, 2009, is hereby amended to mean a permanent reserve against availability for Advances under the Revolving Line credit facility in an amount equal to the sum of (i) 100% of outstanding principal amount of the Term Loan from time to time and (ii) 100% of the outstanding principal amount of Term Loan II from time to time, and such reserve amount shall not be available to Borrower as an Advance or as Advances under the Revolving Line credit facility at any time.

2.8 Success Fee II. In consideration of Term Loan II being made by Bank to Borrower, Borrower shall pay to Bank, on the Term Loan II Maturity Date, the following: (i) a success fee in the amount of $45,000, which will be fully earned and non-refundable on the date this Amendment becomes effective, and which fee shall be in addition to all other fees and interests payable by Borrower under the terms of the Loan Agreement and (ii) an additional success fee in the amount of $15,000, which will be fully earned and non-refundable on the date that Tranche B of Term Loan II is made by Bank, and which fee shall be in addition to all other fees and interests payable by Borrower under the terms of the Loan Agreement.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The articles of incorporation (as amended on August 21, 2009) and the bylaws of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $15,000, less any portion of the good faith deposit of $10,000 paid by Borrower to Bank on February 24, 2010 that was not utilized to pay due diligence and legal expenses.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		iWatt Inc.

By:	/s/ Carley Brandt	By:	/s/ JAMES V. McCANNA
Name:	Carley Brandt	Name:	JAMES V. McCANNA
Title:	Relationship Manager	Title:	VP & CFO

BORROWER

IKOR Acquisition Corporation

		By:	/s/ JAMES V. McCANNA
		Name:	JAMES V. McCANNA
		Title:	CFO & SECRETARY

/s/ RONALD P EDGERTON
RONALD P EDGERTON
PRESIDENT & CEO